Exhibit 10.1

Amended and Restated

Memorandum of Understanding
for Exchange Agreement

This Binding Amended and Restated Memorandum of Understanding (“Agreement”) is entered into by and between Assure Holdings Corp. (the “Company”) and Centurion Financial Trust (the “Holder” and in its capacity as agent and nominee, the “Agent”) as of August 30, 2024, in amendment and restatement of that Memorandum of Understanding of July 18, 2024.

WHEREAS, on June 10, 2021, the Company entered into definitive agreements to secure a credit facility under the terms of a commitment letter dated March 8, 2021 (the “Commitment Letter”) with the Holder, an investment trust formed by Centurion Asset Management Inc. (“Centurion”). Under the terms of the Commitment Letter, the Company issued a debenture to Centurion Financial Trust, as Holder, dated June 9, 2021 (the “Debenture”), acting on behalf of the lenders thereunder, from time to time (the “Lender”), with a maturity date of June 9, 2025 (the “Maturity Date”), in the principal amount of $11 million related to a credit facility comprised of a $6 million senior term loan (the “Senior Term Loan”), a $2 million senior revolving loan (the “Senior Revolving Loan”) and a $3 million senior term acquisition line (the “Senior Term Acquisition Line” and together with the Senior Term Loan and the Senior Revolving Loan, the “Credit Facility”).

WHEREAS, as of the date hereof there is $10,881,276.23 of principal amount outstanding, due and payable, under the Debenture plus $ 1,187,749 in accrued and unpaid interest and penalties. Until all Settlement Terms have been satisfied (as outlined below) the Per Diem is $4,139.40

WHEREAS, as security for the repayment of the Company’s Obligations (as defined under the Debenture, the “Obligations”), the Company and certain subsidiaries of the Company named therein (the “Subsidiaries”), entered into a General Security Agreement dated June 9, 2021 (the “Security Agreement”) with the Agent, pursuant to which, among other things, the Company and the Subsidiaries granted the Agent, in its capacity as agent and nominee to the Lender, a first priority security interest (the “Security Interest”) on all of the assets of the Company and the Subsidiaries, respectively, defined as “Collateral” under the Security Agreement (the “Collateral”) and to all “Intellectual Property” (as defined in the Security Agreement, the “Intellectual Property”) of the Company and the Subsidiaries.

WHEREAS, as a further security for the repayment of the Corporation’s Obligations, the Subsidiaries entered into a Guarantee and Indemnity Agreement dated June 9, 2021 (the “Guarantee”) with the Agent, as lender and as agent and nominee for certain lenders pursuant to the Debenture, pursuant to which the Subsidiaries irrevocably and unconditionally guaranteed to the Agent, as a continuing obligation, the full and punctual payment and performance of the Obligations when due, whether at stated maturity, by acceleration, declaration, demand, or otherwise.

WHEREAS, the parties intended to settle the Company’s Obligations under the Debenture in accordance with (i) the assignment of certain assets of the Company to the Agent, as set forth herein (the “Assigned Assets”), (ii) the exchange of the remaining Obligation into shares of common stock, par value $0.001 (the “Exchange Common Stock”), of the Company, and (iii) the payment of an accommodation fee of $750,000 to the Agent by the Company to be paid in Common Shares at the same price as the Exchange Common Stock, as set forth in (ii) above (the “Additional Stock”)(the Exchange Common Stock and the Additional Stock are the “Common Stock”) to be effective upon the closing of the Company’s contemplated public offering of equity with a minimum aggregate raise amount of $7 million, (the “Offering’), whereby the Company would have achieved the minimum equity required to retain its Nasdaq Listing and agree and satisfy other conditions precedent.

WHEREAS, the Company failed on a timely basis to satisfy the required conditions including the raising of the needed equity, the assignment of assets, the issuance of shares and as a consequence the settlement arrangements have not and cannot be completed as agreed in the Memorandum of Understanding and the Holder requires this amended and restated agreement in order to continue to forbear from realization on the Collateral under the Security Agreement.

WHEREAS, the company was, as a result of failing to raise equity, in need of bridge funding and the Holder is willing to renegotiate the prior agreement dated July 18, 2024 and make bridge funding available by not requiring the remittance of the required 35% of the collected arbitration awards for the period July 18, 2024 to this date, in that amount being a bridge provided by the Lender, the parties have agreed to enter into this new agreement.

NOW, THEREFORE, in consideration of the promises, covenants and agreements set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows such to be in full amendment and restatement of the Memorandum of Understanding and to set the terms and conditions for the Holder to forbear from realization the Holder retain its rights as secured lender and the right to exercise such as to the Collateral in the event of the failure to satisfy the conditions herein and complete the arrangement hereunder on or before October 10, 2024 :

1.  Settlement and Release. The Parties are entering into this Agreement to agree upon the binding terms of settlement of the Obligations subject to the conditions herein. Closing will occur pursuant to, and upon complete satisfaction of the Settlement Terms (as set forth below) to be completed on or before October 10, 2024: (i) the Agent acting on its own behalf as the Holder and on behalf of the Lender, hereby agrees that the satisfaction of the Settlement Terms constitutes complete satisfaction of the Obligations under the Debenture and that at the Closing, upon satisfaction of the Settlement Terms, the Obligations shall be deemed to have been paid in full and indefeasibly discharged by the assignment and stock issuance with no further Obligations existing under the Debenture and the Debenture shall be extinguished and canceled in its entirety and the Agent on its own behalf as the Holder and as agent for the Lender will then release and forever discharges the Company and the Subsidiaries, of and from any and all past, present or future claims, demands, obligations, actions, causes of action, rights, damages, costs, loss of services, expenses and compensation which the Agent or the Lender now has, or which may hereafter accrue or otherwise be acquired, on account of, or in any way growing out of the Debenture, the Security Agreement and the Guarantee (the “Settlement”) and (ii) pursuant to one or more written releases in form and substance acceptable to the Company and the Agent, the Agent agrees to release all of its security interest in and to all the Collateral and Intellectual Property of the Company and the Subsidiaries under Security Agreement and terminates the Security Agreement and releases the Subsidiaries from the Guarantee and terminates the Guarantee (collectively, the “Release”) where upon the right and interest of the Agent will consist of the rights under the Exchange Agreement, the issued Common Stock and Additional Stock and the Assigned Assets.

2.  The Settlement Terms.

Closing will occur upon the following being completed to the satisfaction of the Agent:

2.1 Cash Payment. Agreement that if on or before December 10th, 2024, the Company closes a public or private offering of the Company’s equity securities for cash then within 5 business days of the closing of the offering, the Company shall pay to the Agent, on behalf of the Lenders, fifty percent of the net proceeds and reduce the Common Stock by the equal dollar amount. If the company participates in a Reverse Merger Transaction (“ RTO”) and if a financing is completed to support of the RTO, and the investors of the financing are not willing to pay a percentage of the funds to the Agent, then the Common Stock will not be reduced.

2.2 Assignment of Assets. The Company will as an interim step to the full completion of the Settlement Terms (as set forth below), deliver to the Agent assignments, in form and substance reasonably acceptable to the Agent and the Company, of the Assigned Assets which consist of the following assets of the Company which will be applied to the Obligations as follows: first payment of any penalties due and owing, second to payment of any accrued and unpaid interest and finally to paying down the principal amount of the Debenture (the “Assignment Payment”). The assignments in the Assignment payment shall be as follows:

2.2.1 Federal and State Settlements and IDR Awards Under the “No Suprises Act” as Managed and Reported by Halo (IDR Accounts Receivable). The IDR Accounts Receivable collections are subject to an existing agreement with Halo and are allocated between Assure and Halo. Collections on IDR Accounts Receivable are net of the fees with Halo. Effective upon the closing of this Agreement, the Company will assign to the Agent on behalf of the Lenders 75% as collected of the Company’s portion of the IDR Accounts Receivable. The Agent shall be entitled to cash receipts from the assigned IDR Accounts Receivable in the amount of 75% of amount to which the Company is entitled of the collected amount of all amounts as collected and the Company will retain rights to cash receipts from the assigned IDR Accounts Receivable as to 25% of amount to which the Company is entitled of the collected amount. The Company will on demand of the Agent provide a power of attorney allowing it to deal with the collection of the Company’s portion of the IDR Accounts Receivable in similar form to that provided to Halo.

2.2.2 ERTC. Effective upon the closing of this Agreement, the Company will assign to the Agent on behalf of the Lenders the Company’s Employee Retention Tax Credit refund from the Internal Revenue Service from the tax years 2020 through 2021.

2.3 Exchange. Effective upon the execution date of this Agreement, but no later than September 13, 2024, the Company will complete a Shares Payment and issue 9,135,924 of Common Shares (using a value of $70 cents per share) for the reduction of the Obligations and none for the Cash Payment, the number of shares will remain fixed regardless of any additional amount paid under the assignment of assets but if any Cash Payment is made by October 31, 2024 that will result in the Company having the ability to rebuy the issues shares at the price of 70 cents per share. With respect to the 9,135,924 common shares, 60% of the shares are to be issued to the Agent and 40% issued to BRC Capital Partners Ltd. (BRC), with BRC being a party to the Agent’s Senior Loan Syndication.

2.4 Settlement Of Other Claims and Obligations, the Company shall have settled by no later than October 10, 2024, with the agreement of the Agent to the terms of settlement, and completed the terms thereof as to the claims and obligations listed in Exhibit 1 hereto.

2.5 Cancellation of Warrants. Effective as of the execution date of this agreement but with delivery on Closing, the Holder will deliver the certificates representing the 763.89 common stock purchase warrants held by the Holder (the “Warrants”) for cancellation by the Company.

3. Forbearance. The Company at the date hereof is in default under certain of the covenants and provisions of the Debenture, the Security Agreement or the Guarantee (collectively, the “Loan Documents”), pursuant to which the Lender has the right to accelerate its Obligations under the Loan Documents. From the date hereof until October 10th, 2024, the Lender will forbear in the exercise of any rights or remedies, whether granted in Loan Documents or under law, with respect to the Company or any of its assets (the “Forbearance Period”), other than the exercise of the Permitted Remedies. After October 10, 2024, the Holder will provide the Company 15 business days of notice of its intention to foreclose. During this 15-day period, the Company and the Holder will work collaboratively to develop and agree upon a strategy to effectuate a corporate reorganization. As used herein, the “Permitted Remedies” shall be limited solely to (i) enforce the terms of this Agreement and (ii) to obtain the benefits of the continuing indemnification obligations of the Company to Lenders in the Loan Documents. The Forbearance Period shall terminate automatically upon the occurrence of any of the following events: (i) the commencement by the Company of a voluntary proceeding seeking relief with respect to itself or its debts under any bankruptcy, insolvency or similar law, or seeking appointment of a trustee, receiver, liquidator or other similar official for it or any substantial part of its assets; or its consent to any of the foregoing in any involuntary proceeding against it; or makes an assignment for the benefit of, or the offering to or entering into by The Company of any reorganization with its creditors, (ii) commencement of an involuntary proceeding against the Company of the kind described in clause (i) above; (iii) the failure to complete the conditions herein in Section 2 on or before October 10, 2024.

4. Securities to be Issued. The Exchange is being made in reliance upon the exemption from registration requirements of the Securities Act of 1933, as amended (the “1933 Act”), provided by Section 3(a)(9) promulgated thereunder. The Agent represents to the Company that it and each Lender is an “accredited investor” as defined in Rule 501(a) of Regulation D under the 1933 Act and understands and acknowledges that the Common Shares have not been and will not be registered under the 1933 Act or any applicable securities laws of any state of the United States and may not be offered or sold except pursuant to registration under such laws or pursuant to an available exemption thereunder. The Common Shares will be “restricted securities” under the 1933 Act, may bear a restrictive legend to such effect and will be subject to certain restrictions on resale under the 1933 Act which may prevent the holder thereof from offering, selling or otherwise transferring such securities. The Company acknowledges that the holding period of the Common Shares, if any, shall be tacked onto the holding period of the Debenture, and, in each case, the Company agrees not to take a position contrary. The Agent, acting on behalf of the Lender, has had access to such information regarding the Company, its business and its securities as it has deemed necessary to make its decision to invest in the Exchange Shares pursuant to the Exchange.

5. Closing of Shares Payment Subject to the conditions set forth herein, the closing of the Shares Payment and the Exchange shall take place via the electronic exchange of documents, securities and signatures, at such time and place as the Company and the Agent mutually agree (the “Closing” and the “Closing Date”), but in any event the Closing Date shall be no later than 2:00 p.m. (New York City Time) on September 13th, 2024. The Company’s obligation to close will be conditioned upon (i) the Lender having delivered to the Company executed, written releases as contemplated in Section 1 hereof and (ii) the delivery of the certificates representing the Warrants as contemplated in Section 2.4 hereof and the Lender’s obligation to close will be conditioned upon the Company having (i) made the Cash Payment, if applicable, (ii) delivered executed assignments as contemplated in Section 2.2 hereof, (iii) having provided for review by the Agent the treasury order for the Exchange Shares to be delivered to the transfer agent for the Company at the Closing and (iv) all of the terms of section 2 will have been completed to the satisfaction of the Agent.

6. Miscellaneous.

6.1 Further Assurances. The parties hereto agree to execute and deliver, without further consideration, all such further and other documents or assurances as may be required in order to carry out this Agreement according to its intent.

6.2 Assignment. This Agreement is not assignable by either party without the prior written consent of the other party. This Agreement will ensure to the benefit of and be binding on the parties hereto and their respective legal representatives, successors and permitted assigns.

6.3 Applicable Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of Nevada, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Nevada or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Nevada.

6.4 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company, and the Agent, or successor and assignee as provided under this Agreement.

6.5 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

6.6 Entire Agreement. This Agreement represents the entire agreement and understandings between the parties concerning the transactions hereunder and the other matters described herein and supersedes and replaces any and all prior agreements and understandings solely with respect to the subject matter hereof and thereof.

6.7 Specific Performance. It is recognized and acknowledged that a breach by any party of any material obligations contained in this Agreement will cause the other parties to sustain injury for which it would not have an adequate remedy at law for money damages. Accordingly, in the event of any such breach, any aggrieved party shall be entitled to the remedy of specific performance of such obligations and interlocutory, preliminary and permanent injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity, and each party will waive, in any action for specific performance, interlocutory, preliminary and permanent injunctive relief and/or any other equitable relief, the defense of adequacy of a remedy at law and any requirement for the securing or posting of any bond in connection with the obtaining of any such relief.

6.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company and the Agent, on its own behalf as the Holder and as agent for the Lender, have each executed this Agreement as of the date set forth on the first page of this Agreement.

Assure Holdings Corp.

By:	/s/ John Farlinger
Name:	John Farlinger
Title:

Centurion Financial Trust

By:	/s/ Greg Romundt
Name:	Greg Romundt
Title:

[SIGNATURE PAGE TO MEMORANDUM OF UNDERSTANDING]

Exhibit 1 – Claims and Obligations

The Company is to undertake and complete to the satisfaction of the Agent a Clean-Up of its Balance Sheet and Any and All Claims and Obligations, including but not limited to:

-	DOJ Investigation – Assure to settle with DOJ to achieve both reduction and extension of the payment schedule.
-	Danam Conversion of Promissory Notes – Assure to extinguish and/or settle with acceptable share conversion* with Danam on the outstanding Note of $1,000,000 and $1,000,000 of accruals.
-	Promissory Note Holders connected to Investment Banking Group, Joseph Gunnar Issue – Assure to settle with acceptable share conversion* with Joseph Gunnar on the outstanding Note of approximately $520,000.
-	Settle with acceptable share conversion* with at least 70% of the remaining outstanding Promissory Note Holders.
-	Complete Sale of Subsidiaries
-	AP Settlement with Lawyers – Assure to settle with acceptable share conversion* approximately $1.5MM/$0.7MM with Dorsey/Polsinelli.
-	Resolve/Settle Ken Sly litigation
-	Notwithstanding the above, if the Company resolves all outstanding liabilities to a total balance of less that $1,000,000, the Company will have met its objectives of cleaning up the balance sheet.

*All Share Conversion subject to the Agent’s determination as to being acceptable